LOAN AGREEMENT

August 28, 2006

AVON PRODUCTS, INC.
1345 Avenue of the Americas
New York, New York 10105
Ladies and Gentlemen:

     We are pleased to make available to you an uncommitted credit facility for general corporate purposes, including the repayment of outstanding indebtedness owing to us, on the terms set forth in this letter.

     1. We agree to consider from time to time your requests that we make advances ("Advances") in our sole and absolute discretion, in an aggregate amount not to exceed at any one time outstanding the amount set forth on Schedule I hereto as the "Facility Amount", on the terms and conditions set forth below. All Advances shall be in the currency set forth on Schedule 1 and you agree to make all payments of principal and interest with respect to each Advance in the same currency in which such Advance was made. Unless directed otherwise by us, all other amounts hereunder shall be payable by you in the lawful currency of the United States of America. If so directed by us, you will pay any such other amounts in the currency or currencies of any one or more Advances made pursuant hereto. This letter is not a commitment to lend but rather to set forth the procedures to be used in connection with your requests for our making of Advances to you from time to time on or prior to August 28, 2007 (the “Termination Date”) on which date this uncommitted facility shall expire pursuant to paragraph 11 hereof. The Advances shall be evidenced by the "grid" promissory note executed by you in substantially the form of Exhibit A hereto (hereafter referred to as the "Note"). You shall pay in full the principal amount of each Advance made hereunder at the maturity of that Advance. No Advance shall mature after the Termination Date and all principal, interest and other amounts owing pursuant hereto shall be due and payable in full on such date.

     2. Each Advance shall be in an amount at least equal to the amount set forth on Schedule I hereto as the "Minimum Advance Amount" and shall be made upon (i) your request to us by telephone, in each case followed by written confirmation, in the form of Exhibit C hereto, by facsimile or other electronic transmission or letter, given by any of the persons listed on Exhibit B hereto or otherwise designated by you in writing ("Designated Persons"), that you wish to borrow money on a specified date, which shall be a Business Day, in a specified amount and for a specified term (which shall, in no event, be longer than the number of days set forth on Schedule I hereto as the "Maximum Term"); and (ii) our mutual agreement as to such date, amount and term and as to the interest rate per annum. We must receive your written Notice of Borrowing at least 3 Business Days (as defined herein) prior to the proposed borrowing date for an Advance. Any notice of borrowing shall be irrevocable. On the date of any such Advance, we will make such Advance available to you in same day funds by transfer by wire of the proceeds of such Advance to an account designated in writing by a Designated Person. Promptly after the date of each Advance, we will send you a written confirmation of such Advance and the amount and term thereof and the interest rate per annum.

     3. Your agreement and acceptance of this letter, together with your furnishing to us certified copies of (i) your charter and by-laws and (ii) resolutions of your board of directors, shall constitute a representation and warranty by you that (a) the execution, delivery and performance of this letter has been duly authorized by all necessary corporate action and does not contravene any law, or any contractual or legal restriction, applicable to you and (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for such execution, delivery and performance or for the making of any Advance.

      4. Each request by you for an Advance shall constitute a representation and warranty by you, as of the making of such Advance and giving effect to the application of the proceeds therefrom, that (i) no payment default has occurred and is continuing under any agreement or instrument relating to any of your indebtedness for borrowed money in an aggregate amount in excess of $100,000,000, (ii) such Advance when made will constitute your legal, valid and binding obligation and (iii) such Advance is being incurred, and will be repaid, in the ordinary course of your business, and the proceeds of such Advance will be used for general corporate purposes including working capital and the repayment of outstanding indebtedness to us.

     5. Each request by you for an Advance shall constitute a representation and warranty by you that, as of the making of such Advance and giving effect to the application of the proceeds therefrom, to your knowledge no event has occurred and no circumstance exists as a result of which the information which you have provided to us in connection herewith, taken as a whole, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.

     6. (a) You shall repay principal of and interest on, each Advance in accordance with the terms hereof and of the Note. All outstanding accrued interest on an Advance shall be payable on the maturity date thereof and interest on any Advance having a maturity of longer than three months shall be due and payable quarterly on the day (the “Interest Payment Date”) in the third month following (i) the month in which such Advance was made or (ii) the last Interest Payment Date with respect to such Advance, as the case may be, that corresponds numerically to the date such Advance was made or such previous Interest Payment Date, as the case may be (in the event there is no such numerically corresponding date, such date shall be the last day of such third month).

        (b) Any Advance may be prepaid in whole or in part prior to the stated maturity thereof, together with accrued interest on the amount prepaid to the date of prepayment, upon the receipt by us of two Business Days (as defined below) irrevocable prior written notice from you. You shall, on the date of any prepayment (regardless of the reason for such prepayment and including a prepayment of any Advance upon the acceleration thereof following an event specified in paragraph 16) and in the event that you fail to borrow an Advance or make a prepayment on any date scheduled by you for such borrowing or prepayment, indemnify and compensate us for any and all losses, costs, expenses, damages, fees and other disbursements incurred or paid by us resulting from or attributable to such prepayment or failure to prepay or borrow, including, without limitation, any and all costs relating to such Advance or to the breaking of any of our funding arrangements with respect to such Advance or to the redeployment of funds (excluding any margin contained in the interest rate applicable to the Advance). We shall provide to you a certificate specifying such losses, costs, expenses, damages, fees and other disbursements, which certificate shall be conclusive and binding upon you in the absence of manifest error. It is understood and agreed that the preceding provisions of this paragraph 6 (b) shall not be applicable to the prepayment of outstanding Advances which bear interest at a rate that fluctuates or may fluctuate daily (for example, the Bank’s base or prime rate of interest).

     7. You shall make all payments (other than U.S. Dollar payments) required hereunder or under the Note by wire transfer prior to 12:00 noon (Tokyo time) on the day when due in the currency specified in Section 1, to us for the credit of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Tokyo, Japan, SWIFT ID: BOTKJPJT, A/C#315-0111-007, attention: Rolando Uy, Loan Operations Group, Reference: Avon Products, Inc., in same day funds. Any U.S. Dollar payments required hereunder or under the Note shall be made by wire transfer prior to 12:00 noon (New York City time) on the day when due to such account of ours in the United States as we may direct in same day funds. All computations of interest shall be made by us on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed. All payments required to be made by you shall be made without reduction, set-off or withholding of any nature, including on account of taxes other than Excluded Taxes (as defined below), and should any withholding (other than with respect to Excluded Taxes) be required by applicable law you will increase the amount of any payment to be made such that the actual amount received by us following such withholding will be the same as would otherwise have been received by us absent such withholding. On the date hereof we shall furnish to you, and at any later time, upon your request, we will furnish to you (but only so long as we remain lawfully able to do so and can do so without suffering any monetary or other detriment), Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that we, or our branch holding the applicable Advance, are exempt from United States withholding tax on the payment of interest on Advances. For purposes of this paragraph 7, “Excluded Taxes” shall mean all present and future taxes imposed on or measured by our (or any office, branch or subsidiary of ours) overall net income or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on us (or any office, branch or subsidiary of ours), in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of ours or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of ours, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business.

     8. Whenever any payment to be made hereunder shall be otherwise due on a Saturday, a Sunday or other day of the year on which banks are required or authorized to close in either New York or Tokyo (any other day being a "Business Day"), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

     9. You agree that you will not apply the proceeds of any Advance in violation of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

     10. We shall incur no liability to you in acting upon any telephone, facsimile, electronic or letter request or other communication which we believe in good faith to have been given by a Designated Person or in otherwise acting in good faith and without gross negligence or willful misconduct under this letter. Further, all documents required to be executed in conjunction with Advances under this letter may be signed by any Designated Person.

     11. This letter shall remain in effect until the Termination Date, or terminated by either you or us by giving prior written notice of termination hereof to the other party hereto, but no such termination shall affect your obligations with respect to the Advances hereunder outstanding at the time of such termination.

     12. All written communications hereunder shall be mailed, sent via facsimile or delivered to the address specified on Schedule I hereto for you and for us, or as to each party, to such other address as shall be designated by such party in a written notice to the other party. Written communication shall be effective upon receipt unless such communication is mailed in which case it shall be effective three Business Days after deposit in first class mail.

     13. You hereby authorize us from time to time to record the principal amount of any Advance, the applicable rate of interest with respect to any Advance, the maturity date with respect to any advance, and any and all payments of principal and interest thereon. Such recordation may be made in our internal records and/or on the Note itself. Our internal records and/or the Note shall be conclusive evidence of the information so recorded, absent manifest error, provided, any failure to so record shall not affect your obligations hereunder or under the Note. If for the purpose of obtaining a judgment or award in any action or proceeding or otherwise it is appropriate to convert a sum due from you hereunder or under the Note in a particular currency (the “Specified Currency”) into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures we could purchase the Specified Currency with such other currency at our office in New York City or, if we then have no such office, at another office of ours reasonably selected by us on the Business Day preceding that on which such judgment or award is given or, as the case may be, the day such conversion is otherwise appropriate. Your obligations in respect of any sum due to us hereunder shall, notwithstanding any judgment or award in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by us of any sum adjudged or awarded in such other currency we may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to us in the Specified Currency, you agree, as a separate obligation and notwithstanding any such judgment or award, to pay on demand and indemnify us against the amount of such loss. If the amount of the Specified Currency so purchased exceeds the sum originally due to us in the Specified Currency, we shall remit such excess to you.

     14. You agree to pay on demand all reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of legal counsel, if any, incurred by us in connection with the enforcement of, or our protection of our rights under, this letter or the Note, including, without limitation, any such reasonable costs and expenses associated with any restructuring or work-out associated with this letter, the Note or any Advance. You agree to indemnify and hold us harmless from and against all claims, expenses (including reasonable expenses of legal counsel), and losses that may be suffered by, or asserted against, us in connection with any Advance, this letter or the Note, including, without limitation, (i) in connection with the enforcement of this Agreement or (ii) in connection with our rights hereunder; provided that such indemnity shall not, as to us, be available to the extent that such claims, expenses and losses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith by us. This indemnification shall survive any termination hereof. Any overdue principal of an Advance and overdue interest thereon and other amounts required to be paid hereunder or under the Note, shall, to the fullest extent permitted by law, bear interest payable on demand (i) in the case of overdue principal of, or interest on, any Advance, at the rate of interest otherwise payable in respect of such Advance, plus 2% and (ii) in the case of any other overdue amount, at the fluctuating rate per annum from time to time designated by us in the United States as our prime rate (or equivalent) (which is not necessarily our lowest or best rate), plus 2%.

     15. You agree promptly to furnish us with such financial statements or other information regarding you and/or your affiliates as we may reasonably request from time to time.

     16. If any of the following events (each an “Event of Default”) or any other amount required to be paid by you pursuant to the terms of this letter or the Note shall occur and be continuing:

      (a) you shall fail to pay any principal of any Advance when the same becomes due and payable or any interest, fee or other amount payable hereunder within three (3) Business Days of the date when the same becomes due and payable; or

      (b) any representation or warranty made by you (or any of your officers) in connection with any Advance or otherwise in connection with this letter or the Note shall prove to have been incorrect in any material respect when made; or

      (c) you shall, without our prior written consent, merge or consolidate with or into any person or entity (except for a merger in which you are the surviving entity), or convey, transfer, lease or dispose of (whether in one transaction or in a series of transactions) all or substantially all of your assets to any person or entity; or

      (d) you shall fail to perform or observe any other term, covenant or agreement in connection with any Advance or otherwise in connection with this letter or the Note on your part to be performed or observed for thirty (30) days after written notice thereof has been given to you by us; or

      (e) you shall fail to pay any principal of or premium or interest on any indebtedness for borrowed money exceeding $100,000,000 in the aggregate (excluding indebtedness evidenced by the Note), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to allow or permit the acceleration of the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

      (f) you shall generally not pay your debts as such debts become due, or shall admit in writing your inability to pay your debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against you (but if against, only if it remains undismissed or unstayed for a period of 60 days) seeking to adjudicate you as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of you or your debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for you or any substantial part of your property; or you shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

      (g) any one or more judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against you and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment(s) or order(s), by reason of pending appeal or otherwise, shall not be in effect.;

then, and in any such event, we may declare the Note, all interest thereon, and all other amounts payable thereunder and hereunder to be forthwith due and payable, whereupon the Note, such interest, and other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind all of which you hereby expressly waive; provided however, that upon the occurrence of an Event of Default described in subsection (f) above, the Note, all such interest, and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by you.

     17. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY AGREE THAT ANY LEGAL ACTION OR PROCEEDING AGAINST YOU WITH RESPECT TO THIS AGREEMENT, ANY ADVANCE OR ANY OF THE AGREEMENTS, DOCUMENTS OR INSTRUMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS WE MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, YOU ACCEPT AND CONSENT TO, FOR YOURSELF AND IN RESPECT TO YOUR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. YOU HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS THAT SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. YOU AGREE TO SERVICE OF PROCESS BY MAIL OR ANY OTHER MEANS PERMITTED BY LAW.

     18. You hereby irrevocably agree that we shall not be liable for, and you waive and agree not to seek, any special, indirect or consequential damages arising out of any claim related to this Agreement or the Note. YOU AND WE EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE NOTE OR ANY ADVANCES HEREUNDER.

     19. You agree that you will not institute against or join any other person in instituting against us any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Advance issued is paid in full.

     20. USA Patriot Act . We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), we are required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow us to identify you in accordance with the Act.

     21. You may not assign any of your rights and obligations hereunder or under the Note without our prior written consent.

     If the terms of this letter are satisfactory to you, please indicate your agreement and acceptance thereof by signing a counterpart of this letter and returning it to us.

Very truly yours,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Naomi Saffra
	Name:	Naomi Saffra
	Title:	Authorized Signatory

Agreed and Accepted:

AVON PRODUCTS, INC.

By:	/s/ Richard J. Valone
	Name:	Richard J. Valone
	Title:	Vice President and Treasurer

SCHEDULE I
to
Loan Agreement

dated as of August 28, 2006

between The Bank of Tokyo-Mitsubishi UFJ, Ltd.

and Avon Products, Inc.

     (i) For the purpose of Sections 1 and 2 of this Loan Agreement:

The "Facility Amount" is Japanese Yen11,000,000,000 and the currency available for borrowing is Japanese Yen.

The "Minimum Advance Amount" is Japanese Yen 500,000,000

The "Maximum Term" is six months, provided the maturity of each Advance shall not extend beyond the Termination Date.

     (ii) For the purpose of Section 12 of this Loan Agreement:

The address for written communications to you is:

Avon Products, Inc.
1345 Avenue of the Americas
New York, New York 10105
Attn: Richard J. Valone
     Tel. 212-282-5242
     Fax. 212-282-6116

Wire Instructions are such instructions as Avon Products, Inc., the borrower, shall have provided to The Bank of Tokyo-Mitsubishi UFJ, Ltd., the lender, in writing from time to time.

The address for written communications to us is:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
Thomas Miressi, Loan Control Dept.
Tel. 212 782-4466
Fax 201 521-2304/2305

CC: Naomi Saffra
Tel. 212 782-4224
Fax. 212 782-6445;

Wire Instructions are:
For all payments in Yen:
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Tokyo, Japan
A/C#: 315-0111-007
SWIFT ID: BOTKJPJT
Attn: Loan Operations Group
Reference: Avon Products, Inc.

For all other payments: As The Bank of Tokyo-Mitsubishi UFJ, Ltd. may direct.

EXHIBIT A
to
the Loan Agreement

SHORT-TERM PROMISSORY GRID NOTE

JPY11,000,000,000	August 28, 2006

     FOR VALUE RECEIVED, the undersigned (the "Borrower"), HEREBY PROMISES TO PAY to the order of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (the "Lender") with respect to each Advance (as defined below):

      The principal amount of such Advance made by the Lender to the Borrower, on the date mutually agreed to by the Lender and the Borrower at the time of such Advance as the maturity date thereof, together with interest (computed on the basis of a year of 360 days) for the actual number of days, including the first day but excluding the last day, elapsed) on the principal amount of such Advance outstanding from time to time from and including the date on which such Advance is made until the maturity date of such Advance, at an interest rate per annum mutually agreed to by the Lender and the Borrower at the time of such Advance (the "Quoted Rate"). In addition to paying such principal and interest on such maturity date, outstanding interest shall be due and payable on each Interest Payment Date.

Any overdue principal and overdue interest, fees or other amounts payable hereunder or under the Loan Agreement referred to below shall bear interest, payable on demand, at a rate per annum designated in the Loan Agreement.

     The Borrower shall have the right to prepay any unpaid principal amount of any Advance consistent with provisions of the Loan Agreement.

The Borrower shall make wire transfers of each payment of principal and interest hereunder so as to be received by Lender as required by the Loan Agreement on the day when due in the currency specified in Section 1 of the Loan Agreement, in same day funds. Whenever any payment to be made hereunder shall be otherwise due on a day which is not a Business Day (as that term is defined in the Loan Agreement), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

     The Borrower hereby authorizes the Lender to endorse on the grid attached hereto the date and amount of each Advance made by the Lender to the Borrower hereunder, the maturity date thereof, all payments made on account of principal thereof and the Quoted Rate applicable thereto, provided that the failure to do so shall not affect the obligations of the Borrower to the Lender. Borrower agrees that the internal records of the Lender shall be conclusive evidence of all of the preceding information, in the absence of manifest error, as provided in the Loan Agreement.

      Amounts under this Promissory Note may become automatically, or be declared by Lender to be, due and payable upon certain events set forth in the Loan Agreement.

     The Borrower also agrees to pay on demand all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Lender in enforcing this Promissory Note.

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE OR ANY ADVANCES HEREUNDER.

      This Promissory Note is the "grid" promissory note referred to in, and is entitled to the benefits of, the Loan Agreement dated August 28, 2006 (the "Loan Agreement"), between the Borrower and the Lender, which Loan Agreement, among other things, sets forth procedures to be used in connection with the Borrower's periodic requests that the Lender make advances (the "Advances") to it from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned. All capitalized terms used but not defined in this Promissory Note shall have the meanings assigned to them in the Loan Agreement.

AVON PRODUCTS, INC.

By:

Name:
Title:

Date of Advance	Amount of Advance	Maturity of Advance	Interest Rate on Advance	Notation Made by

EXHIBIT B
TO
THE LOAN AGREEMENT

For the purposes of Section 2 of this Loan Agreement, the “Designated Persons” are:

Name	Title	Signature
Richard J. Valone	Vice President and Treasurer	/s/ Richard J. Valone
Suzanna Quinn	Director, International Treasury Planning	/s/ Suzanna Quinn

EXHIBIT C
TO
THE LOAN AGREEMENT

FORM OF NOTICE OF BORROWING

_______, 200__

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104

Attention: Thomas Miressi, LCD,
Tel. 212 782-4466
Fax 201 521-2304/2305

CC: Naomi Saffra, USCBG
Tel. 212 782-4224
Fax. 212 782-6445

      The undersigned, Avon Products, Inc., refers to the Loan Agreement dated as of August 28, 2006 (as it may be amended, modified, extended or restated from time to time, the “Loan Agreement”), between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Avon Products, Inc. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement. Avon Products, Inc., hereby gives you notice pursuant to the Loan Agreement that it requests an Advance under the Loan Agreement, and in that connection sets forth below the terms on which such Advance is requested to be made:

(A)	Date of Advance (which is a Business Day)	________________________

(B)	Principal Amount of Advance	JPY ________________________

(C)	Interest rate basis	Unless otherwise expressly
agreed, BTMU Yen LIBOR
(being the rate BTMU offers in
the London Interbank market
for Yen deposits for a term most
closely approximating the term
of the Advance) plus 25 basis
points per annum

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Advance:

     The representations and warranties contained in the Loan Agreement are correct and will be correct on the date of the Advance, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date and no Event of Default exists under the Loan Agreement.

Very truly yours,

Avon Products, Inc.

By:

Name:
Title: